Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS AND UPDATES FULL YEAR 2014 OUTLOOK

~ Net Sales Increased 4.6% to $266.1 Million ~

~ Net Income of $15.7 Million, or $0.58 per Diluted Share ~

TOANO, Va., October 22, 2014 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the third quarter and nine months ended September 30, 2014.

Third Quarter Results

Net sales increased $11.8 million, or 4.6%, to $266.1 million in the third quarter of 2014 from $254.3 million in the third quarter of 2013. In comparable stores, net sales decreased 4.9% in the third quarter of 2014, though each month during the quarter was stronger than the previous month, as the availability of certain inventory recovered and the fall flooring season began with relative strength in late August. Non-comparable store net sales increased $24.2 million and included net sales from five new stores opened during the third quarter of 2014.

Gross margin was 39.2% in the third quarter of 2014 compared to 41.8% in the third quarter of 2013 due primarily to adverse net shifts in sales mix, greater promotions, discounting at the point of sale and greater costs of inventory shrink and obsolescence. These costs were partially offset by lower net transportation costs.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2014 increased $5.3 million, or 7.2%, to $78.4 million primarily due to higher advertising, occupancy, legal and professional expenses. SG&A expenses were 29.5% of net sales in the third quarter of 2014, compared to 28.8% of net sales in the third quarter of 2013.

Net income was $15.7 million, or $0.58 per diluted share, in the third quarter of 2014 and $20.4 million, or $0.73 per diluted share, in the third quarter of 2013.

Robert M. Lynch, President and Chief Executive Officer, commented, “We saw improvement in our net sales trends over the course of the quarter as inventory levels recovered and the fall flooring season began. We were able to achieve the lower end of our revenue and EPS ranges, although constrained inventory of certain key products and promotional events led to a gross margin which was lower than we had anticipated. At the same time that we addressed near-term challenges in our business, we continued to focus on the long-term by implementing our strategic initiatives and investing in our value proposition. We were excited to launch our new Bellawood collection during the quarter, featuring new flooring styles and a finish that’s considerably more resilient than other floors on the market. While 2014 has been a challenging year in a number of areas, we believe the significant investments we have made in our infrastructure and the continued implementation of our key strategic initiatives have positioned us well for future growth and operating margin expansion.”

First Nine Months Results

Net sales increased 4.5% to $775.4 million in the first nine months of 2014 from $741.8 million in the first nine months of 2013. Comparable store net sales decreased 4.3% for the first nine months of 2014. Non-comparable store net sales increased $65.6 million over the same prior year period. The Company opened 31 new stores during the first nine months of 2014 and as of September 30, 2014, operated 349 stores in 46 states and Canada.

Gross margin decreased to 40.2% for the first nine months of 2014 from 41.2% in the same period of 2013. SG&A expenses were 30.5% of net sales for the first nine months of 2014, compared to 28.8% of net sales for the first nine months of 2013.

Net income decreased 18.7% to $46.0 million, or $1.67 per diluted share, in the first nine months of 2014 compared to $56.6 million, or $2.03 per diluted share, in the first nine months of the prior year.

Company Outlook

Based on year-to-date results and current trends, the Company now expects to achieve the following for the full year 2014:

•	Net sales in the range of $1.05 billion to $1.065 billion, from a previous range of $1.05 billion to $1.10 billion, with the fourth quarter ranging from $275 million to $290 million.

•	A decrease in comparable store net sales in the low single digits, with a fourth quarter range of low single digits either positive or negative. The previous full year range was low single digits either positive or negative.

•	The opening of three new store locations in the expanded showroom format in the fourth quarter, for a total of 34 new store locations in 2014.

•	The remodeling of two existing stores in the expanded showroom format in the fourth quarter, for a total of 17 existing stores remodeled in 2014.

•	Capital expenditures of up to $85 million for 2014, including up to $50 million for supply chain investments.

•	Earnings per diluted share in the range of $2.38 to $2.52 based on a diluted share count of 27.5 million shares, which is exclusive of any future impact of the stock repurchase program, from a previous range of $2.65 to $3.00, with the fourth quarter ranging from $0.71 to $0.85.

Mr. Lynch concluded, “Our commitment to building the best team, re-launching Bellawood with expansion of our own finishing capacity, initial investments in vertical integration, an intense focus on both quality control and assurance, and significant expansion of distribution facilities are all steps to a stronger value proposition for our customer. In the fourth quarter, we expect our operations to continue to improve even in an uncertain environment for large-ticket, discretionary home improvement. As we look forward to 2015 and beyond, we remain confident that the significant investments we are making in our business should allow us to once again expand gross and operating margin.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, October 22, 2014, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through October 29, 2014 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13592003. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

In its 20th year and with more than 350 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. Lumber Liquidators features more than 350 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With premier brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home and This Old House.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, impact of cannibalization, price changes, earnings performance, stock-based compensation expense, margins, return on invested capital, strategic direction, the demand for the Company’s products, the completion of the East Coast distribution center and store openings. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the availability of sufficient suitable hardwood; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; changes in business and consumer spending; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the impact weather may have on customer traffic and sales; the successful and timely completion of the East Coast distribution center, with such completion being impacted by, among other things, weather and governmental-imposed requirements; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of the Form 10-K for the year ended December 31, 2013.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$10,788	$80,634
Merchandise Inventories	288,827	252,428
Prepaid Expenses	6,058	6,229
Other Current Assets	17,025	12,916
Total Current Assets	322,698	352,207
Property and Equipment, net	118,506	65,947
Goodwill	9,693	9,693
Other Assets	1,637	1,712
Total Assets	$452,534	$429,559
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$56,243	$56,327
Customer Deposits and Store Credits	33,186	22,377
Accrued Compensation	4,727	11,709
Sales and Income Tax Liabilities	5,356	4,878
Other Current Liabilities	24,488	11,709
Total Current Liabilities	124,000	107,000

Deferred Rent	6,243	4,169
Deferred Tax Liability	9,065	9,061

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,057,543 and 27,557,570 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,815,908 and 2,133,307 shares, respectively)	(138,645)	(85,382)
Additional Capital	175,558	164,581
Retained Earnings	276,688	230,662
Accumulated Other Comprehensive Loss	(405)	(562)
Total Stockholders’ Equity	313,226	309,329
Total Liabilities and Stockholders’ Equity	$452,534	$429,559

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Sales	$266,067	$254,278	$775,443	$741,807
Cost of Sales	161,909	147,903	463,760	436,356
Gross Profit	104,158	106,375	311,683	305,451

Selling, General and Administrative Expenses	78,377	73,108	236,309	213,690
Operating Income	25,781	33,267	75,374	91,761

Other (Income) Expense	82	(64)	246	(425)
Income Before Income Taxes	25,699	33,331	75,128	92,186

Provision for Income Taxes	9,974	12,932	29,102	35,586
Net Income	$15,725	$20,399	$46,026	$56,600
Net Income per Common Share—Basic	$0.58	$0.74	$1.68	$2.06
Net Income per Common Share—Diluted	$0.58	$0.73	$1.67	$2.03

Weighted Average Common Shares Outstanding:
Basic	27,096,229	27,594,573	27,332,418	27,448,441
Diluted	27,270,997	27,954,115	27,569,800	27,905,131

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2014	2013

Cash Flows from Operating Activities:
Net Income	$46,026	$56,600
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	10,846	8,503
Stock-Based Compensation Expense	4,040	4,168
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(36,557)	(30,704)
Accounts Payable	(717)	(17,622)
Customer Deposits and Store Credits	10,841	6,754
Prepaid Expenses and Other Current Assets	(2,374)	(3,991)
Other Assets and Liabilities	329	12,994
Net Cash Provided by Operating Activities	32,434	36,702

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(56,214)	(17,261)
Net Cash Used in Investing Activities	(56,214)	(17,261)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(53,263)	(24,609)
Proceeds from the Exercise of Stock Options	2,938	9,796
Excess Tax Benefit from Stock-Based Compensation	3,747	15,711
Borrowings on Revolving Credit Facility	26,000	—
Payments on Revolving Credit Facility	(26,000)	—
Net Cash (Used in) Provided by Financing Activities	(46,578)	898
Effect of Exchange Rates on Cash and Cash Equivalents .	512	(312)
Net (Decrease) Increase in Cash and Cash Equivalents	(69,846)	20,027
Cash and Cash Equivalents, Beginning of Period	80,634	64,167
Cash and Cash Equivalents, End of Period	$10,788	$84,194